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                              ARTICLES OF AMENDMENT

                                       OF

                          FIRSTWAVE TECHNOLOGIES, INC.




                                       1.

     The name of the corporation is Firstwave Technologies, Inc. (the "Corporation").

                                       2.

     The Corporation hereby amends Article II of its Amended and Restated Articles of Incorporation by adding at the end thereof the designation of a class of Series D Convertible Preferred Stock set forth on the attached EXHIBIT A.

                                       3.

     These Articles of Amendment were duly adopted by the Board of Directors of the Corporation at a meeting duly held on June 11, 2004. Pursuant to O.C.G.A ss.ss. 14-2-1002 and 14-2-602, shareholder consent was not required.

     IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation of Firstwave Technologies, Inc. on this 14th day of June, 2004.


                                            FIRSTWAVE TECHNOLOGIES, INC.



                                            By:    /s/ Richard T. Brock
                                                --------------------------------
                                                  Richard T. Brock

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                                    EXHIBIT A
                                    ---------


                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES D CONVERTIBLE PREFERRED STOCK

                                       OF

                          FIRSTWAVE TECHNOLOGIES, INC.,

                    A GEORGIA CORPORATION (the "Corporation")


            ---------------------------------------------------------


     7,500 shares of the Corporation's Preferred Stock, no par value per share, are hereby designated as "Series D Convertible Preferred Stock" ("Series D Preferred Stock") and are authorized for issuance with the voting powers, preferences and other special rights, qualifications, limitations and restrictions thereof set forth below:

     1. DIVIDENDS. Subject to the provisions of Section 7 of this Certificate below, and to the rights of the holders of any class or series of capital stock of the Corporation which expressly provides by its terms that it ranks senior to the Series D Preferred Stock with respect to dividends ("Series D Senior Dividend Stock") each holder of shares of Series D Preferred Stock shall be entitled to receive, with respect to each share of Series D Preferred Stock adjusted from time to time for any stock splits, stock dividend, reverse split, combinations or the like with respect to such shares, registered in his, her or its name on the stock transfer books of the Corporation, out of funds legally available therefore cumulative dividends at a rate of $9.00 (nine dollars) per annum. Subject to the provisions of Section 7 of this Certificate below and to the rights of the holders of any Series D Senior Dividend Stock, dividends on Series D Preferred Stock shall be paid monthly on the final business day of each month (commencing July 31, 2004) to holders of record as of such date, shall accrue on each share beginning on the date of issuance, and shall be cumulative. Dividends payable on the Series D Preferred Stock shall be paid in cash, or at the election of the Corporation, in shares of the common stock, no par value per share (the "Common Stock") of the Corporation. If the Corporation elects to pay a dividend in shares of Common Stock, the number of shares that could be purchased by an equivalent cash dividend at a price per share equal to the average weighted closing prices for the Common Stock for the last 20 trading days preceding the record date for such dividend payment on the principal trading market for the Common Stock. If there is no trading market for the Common Stock, the shares shall be valued for this purpose in good faith by the Board of Directors of the Corporation whose

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determination thereof shall be conclusive and binding on the holders of Series D
Preferred Stock. Any payment made by the Corporation on unpaid cumulative dividends with respect to the Series D Preferred Stock, if less than the total amount of such dividends, shall be applied first to those dividends which have been accrued for the longest time with respect to the Series D Preferred Stock. No dividend or other distribution shall be paid on or declared or set apart for payment on any shares of the Common Stock of the Corporation or any shares of any other class or series or issue of preferred stock that is junior to Series D Preferred Stock with respect to dividends as long as any accrued dividends on the Series D Preferred Stock remain unpaid.

     2. LIQUIDATION. Subject to the provisions of Section 7 of this Certificate below, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series D Preferred Stock shall be entitled, after any liquidation payments due to the holders of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other class or series of capital stock which expressly provides by its terms that it ranks senior to the Series D Preferred Stock with respect to payment upon liquidation, dissolution or winding up ("Series D Senior Liquidation Stock"), and before any distribution or payment is made upon the Common Stock or upon any other class or series or issue of preferred stock of the Corporation that is junior to the Series D Preferred Stock with respect to payment upon liquidation, dissolution or winding up, to be paid an amount equal to $100 (one hundred dollars) per share of Series D Preferred Stock, plus all accrued but unpaid dividends (such amounts being herein sometimes referred to as the "Liquidation Payments"). Thereafter, the holders of the Series D Preferred Stock shall not be entitled to any further payment. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets available for distribution to the holders of the Series D Preferred Stock are insufficient to permit payment to the holders of Series D Preferred Stock of the full amount of the Liquidation Payments, then, after giving effect to any distributions made to the holders of the Corporation's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any Series D Senior Liquidation Stock, the entire assets of the Corporation to be distributed shall be distributed ratably per share among the holders of Series D Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Senior Liquidation Stock and Series D Preferred Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation shall be distributed ratably to the remaining holders of the Corporation's capital stock in accordance with their respective rights and preferences under the Corporation's Articles of Incorporation. The Corporation must give written notice of such liquidation, dissolution or winding up (stating a payment date, the amount of the Liquidation Payment and the place where said sums shall be payable) by first class mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, and the Common Stock, such notice to be addressed to each shareholder at its mailing address as shown by the records of the Corporation. A sale, lease, exchange or transfer of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2.


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     3.   CONVERSION.

          3.1. RIGHT TO CONVERT. Subject to the terms and conditions of this
Section 3, the holder of any share or shares of Series D Preferred Stock shall have the right, at such holder's option at any time after June 15, 2005 (the "Initial Conversion Date") to convert any such shares of Series D Preferred Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day preceding the date fixed for payment of the Liquidation Payments) into such number of fully paid and nonassessable whole shares of Common Stock at a conversion price determined by dividing $100 by $3.00 (the "Conversion Price"). Notwithstanding the foregoing, if prior to June 15, 2005 a single transaction or a series of related transactions is consummated which results in any person or entity or group of persons or entities acting in concert (other than shareholders of the Corporation immediately prior to the transaction(s)) acquiring (i) capital stock of the Corporation possessing the voting power to elect a majority of the Board of Director (whether by merger, consolidation or sale or transfer of the Corporation's stock capital other than as a result of a public offering of securities for cash that results in an acquisition of such voting power) or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis (a "Change of Control Transaction") then, the "Initial Conversion Date" shall be deemed to be the date of closing of such Change of Control Transaction. Such rights of conversion may be exercised by the holder thereof by giving written notice to the Corporation after the Initial Conversion Date that the holder elects to convert a stated number of shares of Series D Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series D Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock are to be issued. The number of shares of Common Stock into which the Preferred Stock may be converted as determined hereinabove shall be adjusted to reflect any recapitalization of the Common Stock of the Corporation, including as a result of a stock dividend (other than shares of Common Stock paid to holders of Series D Preferred Stock as dividend payments) or a stock split, reverse split, combination or other similar transaction.

          3.2. ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt by the Corporation of the written notice referred to in subsection 3.1 and the certificate or certificates for the share or shares of the Series D Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series D Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which the Corporation receives such written notice and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series D Preferred Stock shall cease (with respect to the shares of Series D Preferred Stock), and the person or


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persons in whose name or names any certificate or certificates for shares of
Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

          3.3. FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION.

               (a) No fractional shares shall be issued upon conversion of the Series D Preferred Stock into Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Series D Preferred Stock so converted or the Common Stock issued upon such conversion. In case the number of shares of Series D Preferred Stock represented by the certificate or certificates surrendered pursuant to subsection 3.1 exceeds the number of shares of Series D Preferred Stock being converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series D Preferred Stock, represented by the certificate or certificates surrendered which are not to be converted.

               (b) Upon conversion of any shares of Series D Preferred Stock, the holder of the shares of Series D Preferred Stock so converted shall be entitled to receive any dividends declared but unpaid with respect to such shares of Series D Preferred Stock provided that such dividends shall have been declared by the Board of Directors of the Corporation and the record date for determining the holders of the Series D Preferred Stock entitled to receive such payment of dividends shall have been on or before the date such shares shall have been converted. No payment or adjustment shall be made on account of dividends declared and payable to holders of Common Stock of record on a date prior to the date of conversion.

          3.4. OTHER NOTICES. If at any time:

               (a) the Corporation declares any dividend upon its Common Stock payable in cash or stock or makes any other distribution to the holders of the Common Stock;

               (b) the Corporation offers for subscription PRO RATA to the holders of its Common Stock any additional shares of stock of any class or other rights;

               (c) there is any reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

               (d) there is a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series D Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 15 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification,


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consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

          3.5. STOCK TO BE RESERVED. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the Series D Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series D Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be reasonably necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock of the Corporation may be listed. If at any time the number of authorized but unissued shares of Common Stock are insufficient to effect the conversion of all of the then outstanding shares of Series D Preferred Stock, the Corporation shall take such corporate actions as may be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          3.6. NO REISSUANCE OF SERIES D PREFERRED STOCK. Shares of Series D Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

          3.7. ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of the Series D Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Preferred Stock which is being converted.

          3.8. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series D Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred Stock in any manner which interferes with the timely conversion of such Series D Preferred Stock, except as may be required by law.


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          3.9. DEFINITION OF COMMON STOCK. As used in this Section 3, the term
"Common Stock" means and includes the Corporation's authorized Common Stock as constituted on the date of filing of this Certificate of Designation and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; PROVIDED, HOWEVER, that such term, when used to describe the securities receivable upon conversion of shares of the Series D Preferred Stock of the Corporation, shall include only shares designated as Common Stock of the Corporation on the date of filing of this Certificate of Designation.

     4. VOTING. Except as otherwise provided by law and herein, the holders of Series D Preferred Stock shall vote together with the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and all other series or classes of Preferred Stock hereafter designated or issued on all matters to be voted on by the shareholders of the Corporation, and each holder of Series D Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series D Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote (whether or not the Initial Conversion Date shall have occurred).

     5. RESTRICTIONS. At any time when shares of Series D Preferred Stock are outstanding, and in addition to any other vote of shareholders required by law or by the Corporation's Articles of Incorporation, without the prior consent of the holders of a majority of the outstanding Series D Preferred Stock, given in person or by proxy, either in writing, at an annual meeting or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series D Preferred Stock shall vote together as a class:

               (a)  The Corporation will not:

                    (i) create or authorize the creation of any additional class or series of shares unless the same ranks junior to the Series D Preferred Stock both as to dividends and as to the distribution of assets on liquidation;

                    (ii) increase the authorized amount of the Series D Preferred Stock, or increase the authorized amount of any additional class or series of shares unless the same ranks junior to the Series D Preferred Stock both as to dividends and as to the distribution of assets on liquidation; or

                    (iii) create or authorize any obligations or securities convertible into shares of Series D Preferred Stock or into shares of any other class unless the same ranks junior to the Series D Preferred Stock both as to dividends and as to the distribution of assets on liquidation, in each case whether any such creation or authorization or increase shall be by means of amendment of the Corporation's Articles of Incorporation, merger, consolidation or otherwise.


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               (b)  The Corporation will not amend, alter or repeal the
          Corporation's Articles of Incorporation or Bylaws in any manner, or file any directors' resolutions pursuant to the Georgia Business Corporation Code containing any provision, in either case which adversely affects the respective preferences, voting power, qualifications, special or relative rights or privileges of the Series D Preferred Stock or which in any manner adversely affects the Series D Preferred Stock or the holders thereof as a class.

     6.   REDEMPTION.

          6.1. CALL FOR REDEMPTION. So long as (a) dividends for all past dividend periods shall have been paid on all outstanding shares of Series D Preferred Stock prior to any notice of redemption being given and (b) the full dividends thereon for the then current dividend period shall have been paid or declared and amounts sufficient for the payment thereof set aside (or shares of Common Stock for such purpose shall have been reserved if the Corporation shall have elected to pay such dividend in such shares), commencing June 15, 2006 and at any time thereafter the Corporation, at the option of the Board of Directors, may redeem in whole or in part the shares of Series D Preferred Stock at the time outstanding, at any time or from time to time, upon notice given as hereinafter specified, at a redemption price of $100 per share. In case of any redemption of only a part of the shares of Series D Preferred Stock at the time outstanding, the redemption shall be PRO RATA among all holders of the Series D Preferred Stock based on the ratio of the number of shares of Series D Preferred Stock held by each holder to the total number of shares of Series D Preferred Stock outstanding at such time.

          6.2. NOTICE. Notice of redemption of shares of Series D Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least 20 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock.

          6.3. PROCEDURE. If such notice of redemption shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the redemption date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares called for redemption, so as to be and continue to be available therefore, or, at the option of the Corporation, deposited by the Corporation with such bank or trust company in trust for the PRO RATA benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, on and after such redemption date, all shares so called for redemption, not theretofore converted and outstanding on the redemption date, shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof,


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without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America or of the State of Georgia, shall be doing business in Georgia, and shall be identified in the notice of redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment thereof. Any funds so deposited or set aside by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion pursuant to Section 3 hereof shall be released or repaid to the Corporation forthwith.

     7. RANKING OF SERIES D PREFERRED STOCK IN RELATION TO OTHER STOCK. The Series D Preferred Stock shall be deemed to rank junior with respect to dividends and payments upon liquidation, dissolution and winding up to the shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, junior with respect to dividends to the Series D Dividend Senior Stock, junior with respect to payments upon liquidation, dissolution or winding up to the Series D Liquidation Senior Stock, prior to the shares of Common Stock, and prior to any shares of Preferred Stock of any other series authorized, designated, or issued after this date, except as shall be set forth and provided in the resolution or resolutions of the Board of Directors providing for the authorization, designation or issuance of shares of any other series of the Preferred Stock which may (subject to any approval of the holders of a majority of the Series D Preferred Stock required to be obtained pursuant to Section 5 of this Certificate) expressly provide by its terms that it is on parity with or senior to the Series D Preferred Stock.


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